PATENT ASSIGNMENT
WHEREAS, James A. Thomson, a U.S. citizen residing in Wisconsin (the “Assignor”), jointly with another co-inventor, owns all right, title, and interest in and to the patent applications listed in the attached Schedule A (the “Assigned Patents”);
WHEREAS, Cellular Dynamics International, Inc., a Wisconsin corporation having its principal place of business at 525 Science Drive, Madison, WI 53719 (the “Assignee”), is entering into an agreement with Assignor pursuant to which, among other things, Assignee agrees to grant to Assignor an option for the purchase of common stock of Assignee (the “Letter Agreement”); and
WHEREAS, in connection with such Letter Agreement, Assignor shall confirm assignment to and assign to Assignee, and it shall acquire, all of Assignor’s rights in and to the Assigned Patents and all continuations, continuations-in-part, divisions, or renewals thereof, all patents that may be granted therefrom, all reissues, re-examinations, or extensions of such patents, and in and to any applications that have been or shall be filed in any foreign countries claiming priority thereto, and all patents or utility models of foreign countries that may be granted therefrom, along with the right to recover for damages and profits for past and future infringements thereof.
NOW, THEREFORE, for the good and valuable consideration set forth in the Letter Agreement, the sufficiency of which is acknowledged by Assignor, Assignor does hereby sell, assign, and transfer unto Assignee all right, title, and interest in and to (i) the Assigned Patents and all continuations, continuations-in-part, divisions or renewals thereof, all patents that may be granted therefrom, all reissues or extensions of such patents, and in and to any applications that have been or shall be filed in any foreign countries claiming priority thereto, and all patents or utility models of foreign countries that may be granted therefrom, together with any and all claims or causes of infringement thereof that may have accrued prior to and/or after the effective date of this Assignment, together with the right to bring suit for and/or initiate any proceeding to collect any and all damages arising from said claims or causes of action and (ii) all know how directly relating to the respective claims in the Assigned Patents.
Assignor covenants that Assignor will, upon Assignee’s request, promptly provide Assignee with all pertinent facts and documents relating to the Assigned Patents as may be known and accessible to Assignor and will testify as to the same in any interference or litigation related thereto and will promptly execute and deliver to Assignee or its legal representative any and all papers, assignments, instruments or affidavits required to apply for, obtain, maintain, issue, and enforce said Assigned Patents and any equivalents thereof in any foreign country which may be necessary or desirable to carry out the purposes thereof.
Dated October 18, 2010.

JAMES A. THOMSON, INDIVIDUALLY	CELLULAR DYNAMICS INTERNATIONAL,
INC.

By: /s/ James A. Thomson	By: /s/ Thomas Palay
Name: James A. Thomson	By: Thomas Palay
Title: President

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SCHEDULE A: ASSIGNED PATENTS

Title	Application/Publication Number	Filing/ Publication Date
Methods and Compositions for the Production of IPS Cells Using Non-Viral Approach	2010/0003757	01/07/10 (publ.)
	WO/2009/149233	12/10/09 (publ.)
	61/160,584 (converted to above applications)	03/16/09 (filing)
	61/058,858 (converted to above applications)	06/04/08 (filing)

Modified IPS Cells	PCT/US2010/041194	07/07/10 (filing)
	61/223,890 (converted to above application)	07/08/09 (filing)

Tissue-specific Genetic Variation	PCT/US2010/046735	8/26/10 (filing)
	61/237,908 (converted to above application)	8/28/09 (filing)

5300918_3

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